UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2011

ORRSTOWN FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its new charter)

Pennsylvania	001-34292	23-2530374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Indent. No.)

77 East King Street, P.O. Box 250, Shippensburg, PA		17257
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code (717) 532-6114

N/A

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a –12 under the Exchange Act (17 CFR 240.14a –12)

☐	Pre-commencement communications pursuant to Rule 14d – 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e – 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 – Material Impairments

Orrstown Bank (the “Bank”), the wholly-owned banking subsidiary of Orrstown Financial Services, Inc. (the “Company”), is listed as a creditor holding an unsecured nonpriority claim on the Schedules filed by Yorktown Funding, Inc. (“Yorktown”) in its case for relief under Chapter 11 of the United States Bankruptcy Code filed in the United States Bankruptcy Court for the Middle District of Pennsylvania on February 9, 2010. The case is docketed at 1:10-bk-01042-MDF. At the time of the Yorktown Bankruptcy filing, the balance outstanding on the Yorktown line of credit was $8,598,216, which balance remains unpaid. The Bank has filed a proof of claim in the amount of its pre-petition claim and has taken an active role in the bankruptcy case.

As disclosed in the Company’s Form 8-K filed on May 12, 2011, Yorktown’s Plan of Reorganization filed on May 11, 2011 involved exit financing with the Bank, as lead bank, and several other financial institutions. In addition, it was proposed that the Bank, as lead bank, and several other financial institutions, would provide a credit facility to a newly formed entity, with related principals, to continue operations similar to those of Yorktown. However, on July 12, 2011 the Bank notified Yorktown and the newly formed entity that the Bank would not be able to extend its commitments which expired on June 30, 2011.

Because Yorktown has alleged that the Bank is the holder of an unsecured nonpriority claim for pre-petition indebtedness, Yorktown has not paid, and will not pay, regular debt service payments on the Yorktown loan during the pendency of the Chapter 11 case. The Bank placed the Yorktown loan on nonaccrual status and reported the loan as nonperforming at March 31, 2010. The Bank previously allocated $2,977,187 of its loan loss reserve to the Yorktown loan. As a result of the Bank’s termination of its involvement with the Plan of Reorganization exit financing for Yorktown, the Bank determined on July 12, 2011 that it was appropriate to charge off as of June 30, 2011 $8,598,216 (which includes the previously allocated loan loss amount of $2,977,187).

The Bank intends to aggressively pursue a recovery of the amounts owed to it in the Bankruptcy Court proceedings as well as through other avenues of recovery that may be available to it including, without limitation, the guarantees provided by the Yorktown principals and other potential claims against certain third parties.

Increase in Provision for Loan Losses

The Company has preliminarily estimated that it will record an additional provision for loan losses at June 30, 2011 in the amount of approximately $21,000,000 as a result of the Bank’s review of its outstanding loans (including approximately $5,621,029 added to the loan loss reserve for the Yorktown loan discussed above). This anticipated additional reserve increase reflects the Bank’s recognition of continuing softness in economic conditions and comes as a result of internal risk rating downgrades to existing credits, plus additional specific reserve set-asides attributable to various commercial loan relationships.

Safe Harbor Statement: Certain of the statements made in this Report are “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may”, “will”, “anticipate”, “assume”, “should”, “indicate”, “would”, “believe”, “contemplate”, “expect”, “estimate”, “continue”, “plan”, “point to”, “project”, “could”, “intend”, “target”, and other similar words and expressions of the future. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors, including, without limitation, those risks and uncertainties detailed in the Company’s other filings with the Securities and Exchange Commission. Any such forward-looking statements set forth above are valid only as of the date of this report and the Company disclaims any obligation to update this information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORRSTOWN FINANCIAL SERVICES, INC.

/s/ Thomas R. Quinn, Jr.
Thomas R. Quinn, Jr., President and Chief Executive Officer

Dated: July 14, 2011